INVESTOR CONTACT:   ELLEN BATKIE (800) 262-6301
MEDIA CONTACT:      WILLIAM DUPUY (216) 566-5311


           CHARTER ONE/ST PAUL MERGER RECEIVES REGULATORY APPROVALS;
                      CHARTER ONE RESCINDS STOCK BUY BACK


CLEVELAND, Ohio, September 22, 1999 -- Charter One Financial, Inc. (NASDAQ:COFI) announced today that it has received all regulatory approvals required in connection with its previously announced merger with St. Paul Bancorp, Inc. (NASDAQ:SPBC). The merger, which remains subject to approval by both companies' shareholders, is scheduled to be addressed at separate special shareholder meetings on September 30, 1999. If shareholders vote in favor of the merger, the merger effective date is expected to occur as of the close of business on October 1, 1999, or as soon thereafter as practicable.

Charter One also announced that it has rescinded its stock repurchase program effective today. The Company has purchased approximately 2.6 million of the 6.0 million shares authorized by Charter One's board of directors in June 1999. Charter One currently has approximately 164 million shares outstanding. Data relating to number of shares has not been adjusted for the 5% stock dividend which is payable September 30, 1999.

Charter One has $24.6 billion in total assets, making it the 32nd largest publicly traded bank holding company in the country. The Bank currently has 339 branch locations in Ohio, Michigan, New York, Massachusetts and Vermont. Additionally, Charter One Mortgage Corp., the Bank's mortgage banking subsidiary, operates 40 loan production offices across 12 states, and Charter One Auto Finance, the Bank's indirect auto finance subsidiary, generates loans in nine states. Following the proposed merger with St. Paul, Charter One will have approximately $31 billion and 400 offices including those added in Illinois.

The Company's press releases are available by telefax at no charge by calling PR Newswire Fax On Demand. To retrieve a specific press release, call: (800 758-5804 and reference account 313075. Additional information may be found at the Company's web site: www.charterone.com.